Exhibit 10.11

Friendly Ice Cream Corporation 2003 Incentive Plan

Restricted Stock Unit Award

[ Name ]was awarded [ # ]Restricted Stock Units (“RSUs”)

Grant Date: [ ]	Restriction Lapse Date:[ # of RSUs ] on [ ]

Restricted Stock Unit Grant – additional terms

1.             Grant. The Compensation Committee (“Committee”) of the Board of Directors of Friendly Ice Cream Corporation (“Company”) has granted [ # ] Restricted Stock Units  (“RSUs”) to [ Name ] (the “Grantee”). Each RSU entitles the Grantee to receive from the Company (i) one share of Friendly Ice Cream Corporation Company common stock, par value $0.01 per share, and (ii) the right to receive notional dividend equivalents, each in accordance with the terms of this Grant, Friendly Ice Cream Corporation 2003 Incentive Plan (“Plan”), and any rules and procedures adopted by the Committee.

2.             Restricted Stock Units. The Company will deliver to the Grantee one share of Friendly Ice Cream Corporation Company common stock, par value $0.01, for each RSU of the Grant for which the restrictions set forth in paragraph 4 have lapsed  (the “Issue Date”).

3.             Dividend Equivalents. Until the Grantee’s Issue Date, whenever dividends are paid or distributed, the Grantee shall be entitled to receive notional dividend equivalents in an amount equal in value to the amount of the dividend or property distributed on a single share of common stock multiplied by the number of RSUs credited to the Grantee’s account as of the record date for such dividend or distribution.  Payment of the notional dividend equivalents paid on RSUs will be held in escrow until the Issue Date.

4.             Restrictions. Restrictions on the number of RSUs specified herein will lapse or vest on the Restriction Lapse Date set forth above only if the Grantee remains a member of the Company’s or one of its affiliate’s Board of Directors on such date. Notwithstanding the foregoing, if the Grantee ceases to serve as a member of the Company’s Board of Directors or one of its affiliates due to death, disability, or retirement, then all restrictions shall fully lapse. If the Grantee resigns from the Board of Directors or is removed for cause prior to the Restriction Lapse Date, he will forfeit any unvested RSUs. For purposes of this Agreement, retirement shall be deemed to occur upon any termination of service from the Board after the Grantee’s attainment of age 60. Notwithstanding the foregoing, all restrictions shall fully lapse upon a Change of Control.

5.             Voting and other Rights. The Grantee shall have no rights of ownership in the RSUs and shall have no right to vote the RSUs or Company common stock until the date on which the restrictions described in Section 4 lapse.

6.             Alterations/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Also, any RSUs for which the restrictions do not lapse in accordance with the terms in paragraph 4 above shall be canceled.

7.             Plan Terms. All terms used in this Grant have the same meaning as given such terms in the Plan. This Grant incorporates and is subject to the provisions of the Plan, a copy of which will be furnished upon request, and such provisions shall be deemed a part of the Grant for all purposes.

8.             409A COMPLIANCE. Notwithstanding any terms to the contrary in Supplement A to the 2003 Incentive Plan, the Grantee shall not be permitted to make a deferral election to defer the issuance of shares of stock provided for under this Restricted Stock Unit Award.

9.             Entire Agreement. This Grant and the Friendly Ice Cream Corporation 2003 Incentive Plan, and any documents expressly incorporated herein, contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

Director	Friendly Ice Cream Corporation

By:
[ Name ]